Exhibit 99.1

FOR IMMEDIATE RELEASE Contact: MKR Investor Relations Inc. Todd Kehrli Analyst/Investor Contact (213) 277-5550 rfil@mkr-group.com

RF Industries Announces Organizational Changes and Promotions

to Support Continued Growth

SAN DIEGO, CA, May 13 2022 – RF Industries, Ltd, (NASDAQ: RFIL), a national manufacturer and marketer of interconnect products and systems, today announced two changes to its leadership structure to support the integration of its recently announced acquisition of Microlab/FXR LLC and the Company’s move to the next phase of its business plan to support continued growth.

Ray Bibisi has transitioned to the role of Chief Operating Officer of RF Industries, where he will work closely with Robert Dawson, CEO of RF Industries, on the Company’s overall strategy and execution. Mr. Bibisi will play a key role in driving the company’s continuous improvement efforts around maximizing operational efficiencies including lean principles, automation, and manufacturing consolidation, while managing supply chain rationalization and optimization initiatives. He will also oversee the transformation efforts around harmonizing the Company’s ERP system, along with other IT platforms and services.

Mr. Bibisi joined RF Industries as Chief Revenue Officer in January 2020. He spent the prior 30+ years at Radio Frequency Systems (RFS) holding concurrent roles of VP of Sales and General Manager of North America. At RFS, with his primary responsibilities being sales, he restructured a team focused on key accounts, business development and alternative markets, increasing revenue to over $350 million in a three-year period. Additionally, Ray oversaw operations, finance, supply chain and research and development (R&D), improving profitability, on-time delivery, and customer response time, while maintaining high quality and safety goals.

In addition, Christophe Massenet has been promoted to Vice President of Technology and Engineering at RF Industries. In this newly created role, reporting to the CEO, Mr. Massenet will lead a new centralized technology and engineering office that will oversee the product and technology roadmaps across the entire Company, as RF Industries continues to add innovative products and solutions to its overall portfolio. He will lead a team of technology experts from across the Company including key technical and engineering experts that joined in the recent acquisition of Microlab.

Mr. Massenet previously served as Vice President of Engineering and Operations at Schroff Technologies International (Schrofftech) since 2017. Schrofftech is a Rhode Island-based manufacturer of products serving the high growth wireless, telecom, and cable markets that was acquired by RF Industries in late 2019. Over the last 25 years, Mr. Massenet led increasingly large R&D and business development organizations in the telecom and aerospace industries. Prior to Schrofftech, he spent 12 years at Commscope, where he restructured and developed international multisite R&D capabilities, and orchestrated product and technology strategies while accelerating time to market in a $200 million business unit. Mr. Massenet also held various business development positions in the aerospace industry in Europe and the U.S. where he further expanded his versatility, customer focus, technology expertise and leadership.

Robert Dawson commented, “We are excited to announce these changes to our leadership structure to support our next phase of growth and the continuing integration of our acquisition of Microlab. RF Industries is investing in its future through acquisitions, but also through technology, supply chain capabilities, product innovation and people. In order to execute on these strategic initiatives, we need strong leaders with the knowledge and experience to move our company forward. Both Ray and Christophe have been key players on our team over the last few years and have had a positive impact on the Company and the market. I am confident that they will make great contributions in their new roles. Congratulations to them both.”

About RF Industries

RF Industries designs and manufactures a broad range of interconnect products across diversified, growing markets, including wireless/wireline telecom, data communications and industrial. The Company's products include high-performance components such as RF connectors and adapters, dividers, directional couplers and filters, coaxial cables, data cables, wire harnesses, fiber optic cables, custom cabling, energy-efficient cooling systems and integrated small cell enclosures. The Company is headquartered in San Diego, California with additional operations in Long Island, New York, Vista, California, Milford, Connecticut, North Kingstown, Rhode Island and Parsippany, New Jersey. Please visit the RF Industries website at www.rfindustries.com.

Forward-Looking Statements

This press release contains forward-looking statements with respect to future events, including the Company’s ability to successfully integrate acquired businesses, improve operational efficiencies, and add innovative products and solutions to its portfolio, which are subject to a number of factors that could cause actual results to differ materially. Factors that could cause or contribute to such differences include, but are not limited to: successfully integrating new products and teams, the duration and continuing impact of the coronavirus pandemic on the U.S. economy and the Company’s customers; changes in the telecommunications industry; the Company's reliance on certain distributors and customers for a significant portion of anticipated revenues; the impact of existing and additional future tariffs imposed by U.S. and foreign nations; the Company's ability to execute on its new go-to-market strategies and channel models; its ability to expand its OEM relationships; its ability to continue to deliver newly designed and custom fiber optic and cabling products to principal customers; its ability to maintain strong margins and diversify its customer base; and its ability to address the changing needs of the market. Further discussion of these and other potential risk factors may be found in the Company's public filings with the Securities and Exchange Commission (www.sec.gov) including its Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. All forward-looking statements are based upon information available to the Company on the date they are published, and the Company undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or new information after the date of this release.

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